Exhibit 10.1

SEPARATION AGREEMENT

WHEREAS, Granite Falls Energy, LLC (hereafter “Granite Falls”) and Steve Christensen (hereafter “Christensen”) entered into that certain Employment Agreement dated October 31, 2014 whereby Granite Falls, as employer, retained the services of Christensen, as employee; and

WHEREAS, Christensen intends to retire effective December 31, 2021; and

WHEREAS, Granite Falls needs to search for and hire a new General Manager to replace Christensen; and

WHEREAS, for ease of transition, Granite Falls and Christensen desire to enter into this Separation Agreement.

NOW, THEREFORE, Granite Falls and Christensen agree and contract as follows:

1)The Employment Agreement between Granite Falls and Christensen dated   October 31, 2014 is deemed incorporated herein.
2)The above recitals are deemed incorporated herein.
3)If Granite Falls hires a new General Manager prior to December 31, 2021, Christensen shall help transition the newly hired General Manager and Christensen’s services as an employee of Granite Falls shall thereafter terminate.
4)In the event of a new General Manager taking over prior to December 31, 2021, Christensen shall still be paid in full pursuant to the terms of said Employment Agreement and other existing benefits through and including December 31, 2021 even if his services terminate earlier because of the start date of the newly retained General Manager.

5)In any event, the employment of Christensen by Granite Falls shall terminate by mutual agreement effective close of business December 31, 2021.
6)It is intended that the terms of this Separation Agreement shall amend and supercede any contrary or conflicting terms in said Employment Agreement, but that otherwise all terms and conditions of said Employment Agreement shall remain in full force and effect through December 31, 2021.

Dated: February 17, 2021

EMPLOYER:			EMPLOYEE:
GRANITE FALLS ENERGY, LLC

By:	/s/ Paul Enstad		/s/ Steve Christensen
	Its:	Chairman	Steve Christensen